                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                  Riverside Park Associates Limited Partnership
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                            (Name of Subject Company)

                  Riverside Park Associates Limited Partnership
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                       (Name of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P. dated August 29, 2001 (the "Offer") and Letter to Limited Partners dated August 29, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Riverside Park Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of the Partnership are the subject of the tender offer.

Item 9.  Exhibits.

   (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

   (b) Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 29, 2001


                                     RIVERSIDE PARK ASSOCIATES LIMITED
                                     PARTNERSHIP, a Delaware limited partnership

                                     By: WINTHROP FINANCIAL
                                         ASSOCIATES, A LIMITED
                                         PARTNERSHIP
                                         Its General Partner

                                     By: /s/ Patrick J. Foye
                                         ---------------------------------------
                                         Patrick J. Foye
                                         Executive Vice President

                                  EXHIBIT INDEX



EXHIBIT NO.    DESCRIPTION
-----------    -----------
    (a)        Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

    (b)        Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)